WESTMINSTER SECURITIES
A DIVISION OF HUDSON SECURITIES INC.

September 3, 2009

Brian Hajost
CEO and President
SteelCloud, Inc.
13962 Park Center Road
Herndon, VA 20171

RE: Engagement Letter for SteelCloud, Inc.

Dear Mr. Hajost:

We are pleased to submit to you this binding Engagement Letter (the "Agreement") that sets forth the arrangement whereby Westminster Securities, a Division of Hudson Securities Inc. ("Westminster") will act as exclusive placement agent to SteelCloud, Inc. and its respective affiliates or successor corporations or partnerships (collectively referred to as the "Company"), and provide other investment banking services intended to facilitate the growth of the Company.

We propose to offer the following services, as may be appropriate:

- Secure placement for the Company of 16,000,000 shares of common stock in a price range of $0.08 cents per share to $0.30 cents per share on a best efforts basis (which amount may be revised by the mutual written agreement of the Company and Westminster) in equity, or equity-linked securities, or such other amounts as mutually agreed, in one or more financings (collectively, the "Financing"), in amounts and upon terms acceptable to the Company.
- Introduce the Company to appropriate legal or accounting firms as may be necessary.
- Assist the Company in preparing listing applications for the American Stock Exchange or NASDAQ, if applicable.
- Render such other financial advisory and investment banking services as may from time to time be necessary or appropriate to accomplish the Company's objectives, as may be agreed upon by Westminster and the Company in writing.

Our proposed services under this Agreement are subject to the following conditions (all cash consideration payable in US Dollars unless otherwise agreed):

1. Retainer Consideration: The Company shall issue to Westminster or its designees A non-refundable cash retainer of Twenty Thousand dollars ($20,000), which will be payable upon execution of this Agreement. The retainer will be applied against any success fees owed to Westminster.

2. Cash Consideration: At each closing of Financing, the Company shall pay to Westminster a cash commission fee of 8% from the gross proceeds of each such closing. Westminster will not accept any placement fee for (i) the Bridge Investor listed in Schedule "B" and (ii) for investments made by any members of the Board of Directors and Officers listed in Schedule "C" attached to this document.

3. Warrant Consideration: Promptly following the final closing, if the Financing involves equity or securities convertible or exchangeable for equity, the Company shall issue to Westminster, or its designees, warrants ("Agent Warrants") to purchase 5% of the total common stock issued and issuable (including common stock underlying warrants and convertible securities) but excluding all common stock issued and issuable to the individuals listed in sections 2(i) and 2(ii) above. The Agent Warrants shall be exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing and shall be exercisable until the latest of (i) five years from the date of the final closing of such offering of Financing, (ii) three years from the Company first becoming a publicly-traded entity or (iii) the last expiration date of any of the warrants issued in such Financing. The Agent Warrants shall have registration, antidilution and cashless exercise rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.

4. Advisory Consideration: Intentionally omitted

5. Merger or Acquisition Fee: Intentionally omitted

6. Exclusivity/Westminster Rights: Upon execution hereof, the Company grants Westminster the following rights:

   a. Westminster shall become the Company's exclusive agent for all investment banking transactions, including debt and equity private placements and an initial public offering of the Company's securities, for a period for ninety (90) days from the effective date of the S-1 filing, and shall have the right to act as managing underwriter or lead placement agent for any such financing(s). In connection with any public offering, the parties shall negotiate in good faith and enter into a customary underwriting agreement which will contain, among other things, provisions for fees, representations and indemnification that are customary for transactions of similar size and nature.

   b. Notwithstanding the foregoing, if Westminster fails to secure a minimum of **$1.5** million (or other amount which is determined by the mutual written agreement of the Company and Westminster) within 90 days of the date that this Agreement is accepted by the Company (unless extended by mutual agreement of the parties or delayed by regulatory procedures), the Company shall have the right to terminate this Agreement pursuant to Section 11. In the event that Westminster is successful in raising the Minimum $1.5 million, this exclusive agreement will automatically be extended for twelve months (12) months after the closing of such financing.

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c. Westminster shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to the Company, subject to mutually agreed upon terms and conditions.

d. In connection with the Financing, Westminster shall have the right to associate itself with other members of the Financial Industry Regulatory Authority, Inc. ("FINRA") and/or agents who will share in compensation and who shall be afforded indemnification as agents of Westminster pursuant to Section 6 below and Schedule A incorporated therein. The selection of other agents and their compensation shall be at Westminster's sole discretion and expense.

e. During the duration of the agreement Westminster shall have the right to (i) receive quarterly financial statements from the Company. and (ii) at its option, Westminster shall have observation rights to all board meetings. Board meetings shall be held at least quarterly commencing with the first closing of Financing or of a Transaction. If Westminster elects observation rights, Westminster's designated representative(s) shall be provided in advance of each board meeting with a copy of the same information as is distributed to all board members prior to such meeting.

7. Indemnification: The Company agrees to indemnify Westminster to the extent of and in accordance with the provisions of Schedule A hereto, which is incorporated by reference herein and made a part hereof.

8. Due Diligence: This Agreement is subject to the satisfactory completion of customary due diligence by Westminster, in its sole discretion. The Company shall assist with and take whatever actions necessary to facilitate Westminster's due diligence review of the Company and its operations, including, but not limited to, providing 2006 and 2007 fiscal year audited financials of the Company prepared in accordance with US GAAP or IFRS prior to the commencement of any Financing or Transaction. Westminster shall have the right to terminate this Agreement if in its sole determination it is unsatisfied with the results of its due diligence investigation.

9. Legal, Accounting and Due Diligence fees: The Company will retain or engage legal, accounting and, as necessary, due diligence professionals mutually agreeable to the Company and Westminster. Any agreement for provision of legal, accounting or due diligence services to the Company shall be subject to Westminster's approval with respect to the scope of services to be provided.

10. Expenses: The Company will reimburse Westminster for its accountable fees, disbursements and expenses in connection with the services proposed in this Agreement, including, but not limited to, Westminster's: reasonable (i) legal fees, (ii) travel and entertainment, (iii) printing, telecommunications and mailing costs and (iv) due diligence review expenses. Reimbursement shall be made at any closing of Financing. The aggregate amount of the fees incurred in connection with the foregoing sentence shall not exceed $7,500 without the company's prior written consent. Unpaid balances past due shall incur interest at the rate of 1% per calendar month, until paid. The Company shall also reimburse Westminster upon presentation of any costs incurred by Westminster for collection of any fees due to

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Westminster under this Agreement, including but not limited to reasonable attorneys' fees and court costs.

11. Termination.

a. The Company shall have the right to terminate this Agreement if Westminster fails to secure a minimum of $1.5 million (or other amount which is determined by the mutual written agreement of the Company and Westminster) within 90 days of the date that this Agreement is accepted by the Company (unless extended by mutual agreement of the parties or delayed by regulatory procedures), the Company shall have the right to terminate this Agreement subject to a 30 day written notice to and right to cure by Westminster.

b. Westminster shall the right to terminate this agreement by notifying the Company if in its sole determination it is unsatisfied with the results of its due diligence investigation.

12. Notices: Any notice given pursuant to this Agreement shall be in writing and shall be effective immediately upon hand delivery or upon confirmation of delivery by mail, facsimile or e-mail. Notices under this agreement shall be sent to the following:

If to Hudson:
111 Town Square Place
Suite 1500 A
Jersey City, New Jersey 07310
Attention: General Counsel
Email: alewin@hudsonsecurities.com
Fax:

If to Westminster:
100 Wall Street, 7th floor,
New York, New York 10005
Attention: John O'Shea
Email: joshea@westhud.com
Fax: 212-878-6598

If to Company
SteelCloud, Inc.
13962 Park Center Road
Herndon, VA 20171
Attention: Brian Hajost, CEO and President
Email:
Fax:

13. Publicity. Neither party will make any public or other disclosures concerning any proposed Financing or Transaction pursuant to this Agreement, except with respect to the limited solicitation of any Financing or Transaction, subject to any agreement between the parties, applicable law, and each party's legal obligations. Subsequent to the closing of any Financing or Transaction, and subject to each party's legal obligations, each party may make factual references to the Financing or Transaction, provided any press releases or other descriptive disclosures referencing the other party shall require the other party's prior written consent.

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14. Information. In connection with Westminster providing the services described above, the Company shall provide Westminster with any information that Westminster reasonably requires. The Company hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.

15. Limitation on Services. Westminster shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. The Company hereby acknowledges that Westminster is not a fiduciary of the Company and that Westminster makes no representations or warranties regarding the Company's ability to secure financing, whether now or in the future. The obligations of Westminster described in this Agreement consist solely of commercially reasonable best efforts services to the Company, and in no event shall Westminster be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of the Company or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

16. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association ("AAA"). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any action by either Westminster or the Company to obtain specific performance of any provision of this Agreement by the other party may be brought in any appropriate judicial forum.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign (other than by operation of law pursuant to a merger) any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

18. Entire Agreement; Severability. This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

19. Survival. The parties acknowledge that certain provisions of this Agreement must survive any

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termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

20. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed by signatures delivered by facsimile transmission or electronic mail (e-mail) attachment.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO ENGAGEMENT LETTER]

If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

Hudson Securities Inc.

By: ______________________

Name: John P O'Shea

Title: Executive Vice President

SteelCloud, Inc.

By: ______________________

Name: Kevin Murphy

Title: CFO & EVP

ACCEPTED AND AGREED TO AS OF THE 3rd DAY OF September 2009

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SCHEDULE A TO ENGAGEMENT LETTER

INDEMNIFICATION

(a) In connection with the Company's engagement of Hudson Securities Inc. ("Hudson") as its financial advisor, the Company hereby agrees to indemnify and hold harmless Hudson and its affiliates, and the respective controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended) directors, officers, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them to a third party, including the reasonable fees and expenses of counsel (collectively a "Claim"), which are related to or arise out of (a) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (b) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Hudson, and the Company shall reimburse any Indemnified Person for all reasonable, out of pocket expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence, willful misconduct, dishonesty or fraud of any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of Hudson except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

(b) The Company further agrees that it will not, without the prior written consent of Hudson, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim) (collectively, a "Settlement"), unless such Settlement compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim. No Indemnified Person shall enter into a Settlement without the prior written consent of the Company.

(c) Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the reasonable fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefore, including without limitation, for the reasonable

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fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefore at his, her or its own expense.

(d) The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason (other than by reason of the last sentence of subsection (a)) then (whether or not Hudson is the Indemnified Person), the Company and Hudson shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Hudson on the other, in connection with Hudson's engagement referred to above, subject to the limitation that in no event shall the amount of Hudson's contribution to such Claim exceed the amount of fees actually received by Hudson from the Company pursuant to this Agreement.

(e) The Company's indemnity, reimbursement and contribution obligations under this Agreement) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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Schedule "B"
Bridge Investor(s)

Caledonia Capital Corporation, and any affiliates Thereof

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Schedule "C"
Board of Directors and Officers

Brian H. Hajost
Kevin M. Murphy
James Bruno
VADM E.A. Burkhalter, Jr. USN
Jay Kaplowitz
Ashok Kaveeshwar
Benjamin Krieger

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